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                                                                EXHIBIT 10.69



                            EMPLOYMENT AGREEMENT
                            --------------------

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April , 1997, between Ambassador Apartments, Inc., a Maryland corporation ("Employer") and the sole general Partner of Ambassador Apartments, L.P., a Delaware limited partnership (the "Operating Partnership" and, together with Employer and its other subsidiaries, the "Company"), and David M. Glickman, an individual domiciled in the State of Illinois ("Executive").


                                  RECITALS

     A. The Company is engaged primarily in the acquisition, development, construction, renovation, leasing, ownership and management of multifamily apartment properties throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience and background to the management and operation of the Company.

     C. Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Employer and its stockholders. Accordingly, the Board of Directors of Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction. In order to induce Executive to remain in the employ of Employer, among other things, this Agreement sets forth certain benefits Executive shall receive in the event there is a change of control of Employer under the circumstances described herein.

     D. Executive wishes to commit himself to serve Employer in the position set forth herein on the terms herein provided.

     E. The parties wish by this Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     Employer and Executive hereby agree as follows:

     1. EMPLOYMENT AND DUTIES.  During the Employment Term (as defined in
Section 2), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as Chief Executive







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Officer of Employer on the terms and conditions provided in this Agreement.
Executive shall conduct, operate, manage and promote the business of the Company, and exercise such other powers and authority as are customarily inherent in a similar position in a comparable publicly-held entity or as provided by the By-laws of Employer (the "By-laws"). The Board of Directors of Employer (the "Board") may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws in a manner consistent with the scope of work set forth herein. Executive agrees to devote his best efforts and substantially all of his business time, attention, energy and skill to performing his duties to Employer under this Agreement. Employer also agrees during the Employment Term to nominate Executive as a director of Employer.

     2. TERM. Unless terminated earlier pursuant to the provisions of Section 5, the initial term of this Agreement (the "Initial Term") shall commence on January 1, 1997 and expire on December 31, 1999 (the "Scheduled Termination Date"), provided, however, that this Agreement shall extend automatically for one-year terms following the Initial Term (each a "Renewal Term" and, together with the Initial Term, the "Employment Term"), unless either party shall give the other party, prior to 180 days before the end of the Initial Term or respective Renewal Term, written notice of its intention to terminate the Employment Term.

     3. COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. As compensation for performing the services required by this Agreement, and during the Employment Term, Employer shall pay to Executive a salary at a rate of no less than $250,000 per year in the first year of the Employment Term, $275,000 in the second year, $302,500 in the third year and an amount equal to 110% of the prior year minimum amount in each year thereafter ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel implemented by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state and local taxes. Increases in Base Compensation above that provided for in this Section 3(a), if any, shall be determined by the Board or the Compensation and Benefits Committee of the Board or such other committee of the Board then performing such function (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis.

     (b) BONUS. In addition to Base Compensation, the Board or the Committee, as applicable, in its sole and absolute discretion







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may, but shall in no event be obligated to, authorize the payment of a bonus to
Executive, payable in cash or shares of Common Stock of Employer ("Common Stock"), based upon achievement of corporate and individual performance objectives established by the Board or the Committee, as applicable.

     (c) BENEFITS. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates) according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for his participation in (i) a nonqualified deferred compensation plan or (ii) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified plan under the Code, at Employer's option.

     (d) VACATION AND LEAVES OF ABSENCE. Executive shall be entitled to four weeks of paid vacation leave during each 12-month period and paid holidays in accordance with Employer's established policies. In addition to the foregoing, Executive may be granted leaves of absence with or without pay as shall be mutually agreed upon by the Board and Executive.

     (e) EXPENSES. Executive shall be reimbursed, subject to the Company's receipt of invoices or similar records as the Company may reasonably request in accordance with its policies and procedures, for all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder.

     (f) OPTIONS. During the Employment Term, Executive shall have the right to participate in Employer's 1994 Stock Incentive Plan, 1996 Stock Incentive Plan, 1997 Long Term Incentive Plan and any similar plan adopted by Employer; provided, however, all grants of stock options with respect to such plans, and the terms of such options, shall be in the sole and absolute discretion of the Board or the Committee, as applicable. Notwithstanding the foregoing, the vesting of the 170,000 options to purchase Common Stock held by Executive as of the date of this Agreement shall be accelerated so that such options shall be fully vested and exercisable as of the date of this Agreement.







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     4. CHANGE OF CONTROL COMPENSATION.  On only one occasion, in the event of a Change of Control of Employer during the Employment Term or within 6 months after a termination of the Employment Term by Employer pursuant to Sections 5(a)(i) or 5(a)(iii) in contemplation of such Change of Control or by Executive pursuant to Section 5(b)(i), Employer shall pay to Executive, within 30 days after the date of such Change of Control, in one lump sum, subject to withholding for applicable federal, state and local taxes, an amount equal to the lesser of (a) $2,595,000 and (b) 2.99 times Executive's "base amount" (as such term is used in Code Section 280G) ("Change of Control Compensation"); provided, however, that in the event that tax is imposed on Executive under Code Section 4999 that would not have been imposed had Executive not received the Change of Control Compensation, the amount of the Change of Control Compensation shall be increased such that the actual net after-tax amount, taking into account such increase and the federal and state income tax and the tax imposed by Code Section 4999 on such increase, equals the hypothetical net after-tax amount that Executive would have received if the Change of Control Compensation was not increased and no tax was imposed by Code Section 4999 as a result of the Change of Control Compensation.

     For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than
(i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (ii) a corporation owned directly or indirectly by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer, or controlled directly or indirectly by the stockholders of Employer, or (iii) David M. Glickman or any of his affiliates becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of Employer representing 50% or more of the total voting power represented by Employer's then outstanding securities which vote generally in the election of directors (referred to herein as "Voting Securities"); or

     (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or







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     (c) the stockholders of Employer approve a merger or consolidation of
Employer with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, and such transaction is consummated; or

     (d) the stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale, assignment, conveyance, transfer, lease or other disposition by Employer of (in one transaction or a series of transactions) all or substantially all of Employer's assets, and such transaction is consummated.

     5. TERMINATION AND TERMINATION BENEFITS.

     (a) TERMINATION BY EMPLOYER. (i) WITHOUT CAUSE. Employer may terminate the Employment Term and Executive's employment at any time for any reason or for no reason at all upon two weeks' prior written notice to Executive. Employer may elect to require Executive to continue his employment under this Agreement for a period up to 60 days. In connection with the termination of Executive's employment pursuant to this Section 5(a)(i), Executive shall (A) be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of such termination and
(B) receive the Termination Compensation specified in Section 5(d).

         (ii) WITH CAUSE. Employer may terminate the Employment Term with Cause immediately with written notice to Executive. Employer may elect to require Executive to continue to perform his duties under this Agreement for a period up to 30 days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid his Base Compensation up to the effective date of such termination, (B) forfeit his entitlement to any bonus otherwise payable to him in accordance with Section 3(b) and (C) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of such termination. For purposes of this Agreement, "Cause" shall mean a finding by the Board:

              (1) that Executive has materially harmed







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     Employer or the Operating Partnership through an act of dishonesty or material conflict of interest which relates to the performance of Executive's duties hereunder,

                      (2) that Executive was convicted of a felony, or

                      (3) that Executive failed to perform in any material respect the duties required by this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

             (iii) DISABILITY. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four consecutive months to perform in any material respect the duties required by this Agreement, Employer may terminate the Employment Term upon 30 days' written notice to Executive. In connection with the termination of Executive's employment pursuant to this Section 5(a)(iii), Executive shall (A) continue to receive his Base Compensation payable to him in accordance with Section 3(a) and be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent thereof), 3(d) and 3(e) up to the effective date of such termination, (B) be paid any bonus otherwise payable to him in accordance with
Section 3(b) and (C) receive the Termination Compensation specified in
Section 5(d). This Section 5(a)(iii) shall not limit the entitlement of Executive, his estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

     (b) TERMINATION BY EXECUTIVE. (i) WITH GOOD REASON. Executive may terminate this Agreement with Good Reason upon written notice to Employer. At the election of Employer, Executive shall continue his employment under this Agreement for a period up to 30 days following notice of termination. In connection with the termination of Executive's employment pursuant to this
Section 5(b)(i), Executive shall (A) be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the







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effective date of such termination and (B) receive the Termination Compensation specified in Section 5(d).

     For purposes of this Agreement, "Good Reason" shall mean (x) the material breach by Employer of its obligations hereunder and the failure of Employer to cure such breach within 30 days after receipt by Employer of a written notice from Executive specifying in reasonable detail the nature of the breach or (y) any material diminution in the scope of Executive's responsibilities and duties.

              (ii) WITHOUT GOOD REASON.  Executive may terminate the
Employment Term at any time for any reason or for no reason at all upon 60 days' written notice to Employer, during which period Executive shall continue to perform his duties under this Agreement if Employer so elects, provided, however, that, by written notice to Executive, Employer shall have the right to accelerate the effective date of such termination to any date following Executive's notice of termination (including the day on which such notice is given). In connection with the termination of Executive's employment pursuant to this Section 5(b)(ii), Executive shall be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of termination.

     (c) DEATH. Notwithstanding any other provision of this Agreement, the Employment Term shall terminate on the date of Executive's death. In connection with the termination of Executive's employment pursuant to this
Section 5(c), Executive shall be paid his Base Compensation and any bonus otherwise payable to Executive by reason of Executive's performance up to the date of Executive's death in accordance with Sections 3(a) and 3(b). This
Section 5(c) shall not limit the entitlement of Executive under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

     (d) TERMINATION COMPENSATION. In the event of a termination of the Employment Term pursuant to Section 5(a)(i), 5(a)(iii) or 5(b)(i), Employer shall pay to Executive, within 30 days of termination, in one lump sum, subject to withholding for applicable federal, state and local taxes, an amount equal to the greater of (i) 50% of Executive's annual Base Compensation as of the effective date of termination or (ii) 50% of the product of (A) Executive's annual Base Compensation as of the effective date of termination times (B) a fraction, the numerator of which is the number of days between such date of termination and expiration of the Employment Term and the denominator of which is 365 ("Termination Compensation"); provided, however, if there







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shall have been a Change of Control such that Executive has received or within the six-month plus 30-day period after the date of such termination receives the Change of Control Compensation provided for in Section 4, then the amount of the Termination Compensation shall be zero.

     6. COVENANTS OF EXECUTIVE.

     (a) NO CONFLICTS. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts his entering into this Agreement and performing his duties with Employer hereunder.

     (b) RESTRICTIVE COVENANT; CONSULTING SERVICES. (i) During the Employment Term and, except for serving solely as a director of a corporation with no other material interest therein, for a period of one year following the termination of the Employment Term (the Employment Term and such one-year period are referred to together as the "Restrictive Period"), except for Passive Investments and except for investments held as of the date hereof and identified on Exhibit A, Executive shall not engage in, directly or indirectly, or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, the acquisition, development, construction, renovation, leasing, ownership or management of multifamily apartment properties in the Territory.

             (ii) For a period of one year following the termination of the Employment Term, Executive hereby agrees to consult with the Board and management of Employer and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to corporate strategy, budgeting and future investments, acquisitions and dispositions and strategies therefor, and debt and equity financings; provided, however, in no event shall Executive be required to provide more than 20 hours of such services in any month.

             (iii) As compensation for the restrictions after the Employment Term contained in Section 6(b)(i) and the services to be performed pursuant to
Section 6(b)(ii), Employer shall pay to Executive, within 30 days of termination, in one lump sum, subject to withholding for applicable federal, state and local taxes, an amount equal to $900,000.

             (iv) In the event of a termination of the Employment pursuant to Section 5(a)(ii), Employer may, in its sole and absolute discretion, with notice to Executive within 15 days after the date of such termination, elect to waive the







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restrictions contained in Section 6(b)(i) and its right to receive the services set forth in Section 6(b)(ii), and in such event Employer shall be relieved of its obligations to make the payment set forth in Section 6(b)(iii).

         (v)  For purposes of this Agreement,

     (A) a "Passive Investment" is an investment where
         (1) Executive beneficially holds an equity interest in such investment which is no greater than 5% of all equity interests in such entity or venture, whether or not such entity or venture is subject to the reporting requirements of the Exchange Act and (2) Executive's return is based in all material aspects upon the money or other assets invested and as to which no services are provided;

     (B) a "Principal Market" is a geographic market area in which the Company, directly or indirectly through the Operating Partnership or any of their respective subsidiaries or affiliates (collectively, the "Group"), during the Employment Term and, for purposes of the Restrictive Period following the termination of the Employment Term, on the last day of the Employment Term, owns or manages more than 1,000 apartment units; and

     (C) "Territory" means (1) during the Employment Term, anywhere in the United States of America, and (2) during the Restrictive Period following the termination of the Employment Term, the Principal Markets.

     (c) NO SOLICITATION. During the Restrictive Period, Executive shall not, directly or indirectly, solicit or contact any employee of any member of the Group with a view to inducing or encouraging such employee to leave the employ of the Company or such other person for the purpose of being hired by Executive, an employer affiliated with Executive or any competitor of any member of the Group.

     (d) NON-DISCLOSURE. Executive shall not disclose or use, during the Restrictive Period or any time thereafter, except in the pursuit of the business for or on behalf of the Group, any Trade Secret of the Group, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form.








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     For purposes of this Agreement, "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to the Group from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, tenant lists and other proprietary commercial information. However, the term "Trade Secrets" shall not include general "know-how" information acquired by Executive during the course of his employment which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to the Group.

     (e) RETURN OF DOCUMENTS. Upon termination of employment, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other property of the Company within Executive's possession or under his control, but specifically excluding personal effects of Executive such as his personal rolodex, diary and files, whether in written or electronic form, including computer files.

     (f) ACKNOWLEDGMENT. Executive acknowledges that he will be directly and materially involved as a senior executive officer in all important policy and operational decisions of Employer and other members of the Group. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 6 are fair and reasonable, are the minimum necessary to protect Employer, other members of the Group, the stockholders of Employer and the public from the unfair actions, direct or indirect, of Executive who, as a result of his employment with Employer, will have had unlimited access to the most confidential and important information of Employer, other members of the Group, and the business and future plans of the Group.

     7. PRIOR AGREEMENT. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. ASSIGNMENT. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder to any member of







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the Group, and to any other person provided that substantially all of the assets of the Company are also transferred to such other person.

     9. SUCCESSOR TO EMPLOYER. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets of Employer, as the case may be, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place.
Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

     10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier service, or by facsimile transmission, in any case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

     (a) if to Executive, to:

         David M. Glickman
         c/o Ambassador Apartments, Inc.
         77 West Wacker Drive, Suite 4040
         Chicago, IL  60601
         Telephone: (312) 917-1600
         Facsimile: (312) 917-9910

         With a copy to:
         --------------
         Eastman & Eastman
         39 West 54th Street
         New York, NY 10019
         Attention: John L. Eastman
         Telephone: (212) 246-9812







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


         Facsimile: (212) 977-8408

     (b) if to Employer, to:

         Ambassador Apartments, Inc.
         77 West Wacker Drive, Suite 4040
         Chicago, IL 60601
         Attention: President
         Telephone: (312) 917-1600
         Facsimile: (312) 917-9910

         With a copy to:
         --------------
         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL 60601
         Attention:  Robert S. Osborne, P.C.
         Telephone: (312) 861-2368
         Facsimile: (312) 861-2200

     11. AMENDMENT. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. WAIVER OF BREACH. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. SEVERABILITY. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under the existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     14. OPPORTUNITY TO EMPLOY COUNSEL. Executive acknowledges receipt of a copy of this Agreement prior to its execution by him and also acknowledges that he has had ample time and opportunity to employ counsel of his choice to provide advice concerning the







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terms and conditions of this Agreement and Executive's prospective employment with Employer.

     15. EQUITABLE RELIEF; LIMITATIONS ON RELIEF. In the event of any breach by either party of any of the covenants contained in this Agreement, including, without limitation, any covenant contained in Section 6 other than Section 6(b) as described below, it is specifically understood and agreed that the other party shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and, in the case of Employer, to notify any employer or prospective employer of Executive as to the terms and conditions hereof. Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive breaches the restrictions after the Employment Term contained in Section 6(b)(i) or fails to perform the services required by Section 6(b)(ii), Employer's sole and only remedy therefor shall be to receive from Executive liquidated damages in, and, within 30 days of notice from Employer to Executive of such breach or failure, Executive shall pay to Employer, an amount equal to (x) $75,000 times (y) the number of months remaining in the one-year period following the termination of the Employment Term as of the date of such breach or failure, including the month in which such breach or failure occurred.

     16. INDEMNIFICATION.

     (a) INDEMNIFICATION BY EMPLOYER. To the extent permitted by applicable law, Employer shall indemnify Executive as provided in its Articles of Incorporation and Bylaws as of the date of this Agreement.

     (b) INDEMNIFICATION BY EXECUTIVE. Executive shall indemnify the Company for any and all damages, costs and expenses resulting from any of his acts or omissions that cause harm to the Company, its business or its reputation if and to the extent that Employer is not required to indemnify Executive therefor pursuant to Section 16(a).

     17. GOVERNING LAW. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

     18. NOTICE OF FUTURE EMPLOYMENT. Executive agrees that during the Restrictive Period, Employee will within 14 days of each instance of new employment, notify Employer in writing of the identify of his new employer and the job title associated







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with such employment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   AMBASSADOR APARTMENTS, INC.


                                   By: _________________________
                                       Name:
                                       Title:



                                   ______________________________
                                   David M. Glickman






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                                  EXHIBIT A
                                     to
                            EMPLOYMENT AGREEMENT